Exhibit 99.CODEETH

Securian Funds Trust

Exhibit 12(a)(1) to Form N-CSR

CODE OF ETHICS

FOR SECURIAN ASSET MANAGEMENT, INC. AND AFFILIATES

January 1, 2019

I.    PURPOSE AND CONSTRUCTION.

This Code of Ethics (“Code”) is adopted by Securian Asset Management, Inc. (the “Adviser”), Securian Financial Services, Inc. (“Securian”), Securian Funds Trust (the “Trust”) (together with the Adviser, Securian and the Trust, the “Covered Entities”) to set forth their policy to comply with and prevent violations of Section 17 of the Investment Company Act of 1940 (the “Investment Company Act”), Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940 (the “Investment Advisers Act”).

II.   STATEMENT OF GENERAL ETHICAL PRINCIPLES.

A.	Supervised Persons[1] will at all times conduct themselves with integrity and distinction, putting first the interests of the clients of the Covered Entities (the “Clients” and each a “Client”). This Code is based on the principle that Supervised Persons owe a fiduciary duty to Clients. Supervised Persons must adhere to this general principle as well as comply with the Code’s specific provisions. It bears emphasis that technical compliance with the Code’s procedures will not automatically insulate from scrutiny, activities which show a pattern of abuse of the individual’s fiduciary duties.

B.	Access Persons should conduct their Personal Securities Transactions in a manner which does not interfere with portfolio transactions and in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility, or otherwise take inappropriate advantage of such person’s position in relation to the Covered Entities.

C.	Each Access Person and Supervised Person must comply with all applicable Federal securities laws.

D.	Each Access Person and Supervised Person shall be subject to the provisions of Appendix B the Insider Trading Supplement to the Code.

E.	Each Access Person and Supervised Person shall be subject to the provisions of Appendix C the Gifts and Business Entertainment Supplement to the Code.

1 Certain non Supervised Persons as determined by the Chief Compliance Officer will be subject to the Insider Trading Supplement and the Trust’s and Securian AM’s Disclosure of Portfolio Holdings policy.

III.   RESTRICTIONS.

A.	Nondisclosure of Information. Each Access Person and Supervised Person shall not divulge to any person, contemplated or completed securities transactions of Client, except in the performance of his or her duties. This prohibition shall not apply if such information previously has become a matter of public knowledge.

B.	Section 17(d) Limitations. No Affiliated Person of the Trust or Securian or any Affiliated Person of such person or Securian, acting as principal, shall effect any transaction in which the Trust, or a company controlled by the Trust, is a joint or a joint and several participant with such person, Securian or Affiliated Person, in contravention of such rules and regulations as the Securities and Exchange Commission (the “SEC”) may prescribe under Section 17(d) of the Investment Company Act for the purpose of limiting or preventing participation by the Trust or controlled companies on a basis different from or less advantageous than that of such other participant.

C.	Proscribed Activities Under Rule 17j-1(b). Rule 17j-1(b) under the Investment Company Act provides:

It shall be unlawful for any Affiliated Person of or principal underwriter for a Fund, or any Affiliated Person of the Adviser for a Fund or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired (as defined in Section IX) by a Fund:

1.	To employ any device, scheme or artifice to defraud a Fund;

2.	To make to a Fund any untrue statement of a material fact or omit to state to a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund; or

4.	To engage in any manipulative practice with respect to a Fund.

Any violation of Rule 17j-1(b) shall be deemed to be a violation of this Code.

D.	Covenant to Exercise Best Judgment. An Access Person shall act on his or her best judgment in effecting, or failing to effect, any transaction and such Access Person shall not take into consideration his or her personal financial situation in connection with decisions regarding portfolio transactions.

E.	Limitations on Personal Securities Transactions

1.	No Personal Securities Transactions without Prior Approval. No Access Person shall engage in a Personal Securities Transaction without pre-clearance.

a.	Prior to placing any order to effect any Personal Securities Transaction, except as provided in Paragraph b. below, an Access Person shall secure pre-clearance utilizing the procedures set forth in (i) or (ii) below.

i.	Manual Pre-Clearance.
An Access Person shall notify the Chief Compliance Officer of the proposed transaction, and shall provide the name of the issuer, the title or type of Security, the number of shares and the price per share or the principal amount of the transaction. The Chief Compliance Officer shall, after investigation, determine that such proposed transaction would or would not be consistent with the specific limitations of Section III.E. and with this Code generally.

The conclusion of the Chief Compliance Officer shall be promptly communicated to the person making such request and such pre-approval shall be effective for the time period stated therein. The Chief Compliance Officer shall make written records of actions under this Section, which records shall be maintained and made available in the manner required by Rule 17j-1(f).

ii.	E-Mail Based Prior Clearance.
As an alternative to manual pre-clearance set forth above, an Access Person may utilize the Lotus Notes based Trade Approval System (“TAS”) to pre-clear Personal Securities Transactions. An Access Person who has undergone TAS training and has had TAS installed on their computer is called a “User.”

The User will enter the proposed Personal Securities Transaction on TAS. The User will enter the security symbol and other information required by TAS. TAS searches all applicable restricted lists based on the security symbol. (Note this is a ticker for stocks and a CUSIP for bonds.) The User has the responsibility for determining that the symbol is accurate. If the proposed Personal Securities Transaction clears the restricted lists, the system will forward the proposed trade to the applicable trading desk for further clearance. Approval or rejection of each proposed Personal Securities Transaction will be made by e-mail notification to the mailbox of the User. The User will be required to enter information as to whether the trade is executed or not executed and the price at which it was executed promptly. Any approval given is only effective until 4:30 central time on the day approved.

In utilizing TAS, the User is required to make certifications with regard to the transaction as set forth on TAS. For each proposed Personal Securities Transaction the User has the responsibility to enter the information correctly and ensure the accuracy of each of these statements. Failure to enter the correct symbol or to ensure that each certification is correct may result in disciplinary action being taken against the User in accordance with the provisions of the Code. Records of actions under this section shall be maintained and made available in the manner required by Rule l7j-l(f).

b.	Personal Securities Transactions in the following securities do not require prior approval pursuant to this section:

i.	Direct obligations of the Government of the United States (transactions in securities that are indirect obligations of the U.S. Government such as securities of the Federal National Mortgage Association are not exempted);

ii.	Shares issued by open-end investment companies;

iii.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

iv.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds;

v.	Shares issued by a Reportable Fund;

vi.	Exchange traded funds and options on exchange traded funds;

vii.	Securities held or to be held in Non-Influence and Non-Control accounts, or

viii.	Transactions effected pursuant to an automatic dividend reinvestment plan.

2.	Limitations Related to Time of Transactions.

a.	No Access Person shall engage in a Personal Securities Transaction involving any Security which, with respect to any Client, has been purchased or sold within the most recent 7 calendar days or which has a pending “buy” or “sell” order.

b.	No Access Person who is a portfolio manager or analyst shall engage in a Personal Securities Transaction involving any Security which, with respect to any Client for which they manage or make recommendations, is being considered for purchase or sale within the next 7 calendar days.

c.	The restrictions contained in paragraphs a. and b. above will not apply if any such Security:

i.	is no longer held by any Client as a result of a sale within the most recent 7 calendar days (in which case such Security may be sold the next day following the completion of such a transaction by a Client), or

ii.	is purchased or sold on any day, and/or the previous 7 calendar days, solely by one or more Clients which track the performance of an index.

d.	No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or an equivalent) Security in a Personal Securities Transaction within sixty calendar days.

e.	The following Personal Securities Transactions are not subject to the limitations set forth in Paragraphs a., b. and d. above:

i.	Transactions in Securities held or to be held in Non-Influence and Non-Control Accounts;

ii.	Transactions in Securities which are not eligible for purchase or sale by any Reportable Fund;

iii.	Transactions effected pursuant to an automatic dividend reinvestment plan, note that changes to an automatic dividend reinvestment plan must be reported;

iv.	Transactions effected upon the exercise or rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

v.	Transactions effected in any exchange traded or open-end investment option or fund.

3.	Initial Public Offering Limitations. No Access Person shall engage in any Personal Securities Transaction that involves the purchase of a Security which is part of an Initial Public Offering.

4.	Limited Offering Limitations.

a.	No Access Person shall engage in any Personal Securities Transaction that involves a Limited Offering of Securities without the express prior approval of the Chief Compliance Officer in accordance with the procedures set forth in Section III.E.6. In reviewing any such approval request, the Chief Compliance Officer shall consider, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to the requesting individual by virtue of his or her position with the Covered Entity.

b.	Access Persons who have received approval as set forth above and who continue to hold the Security acquired in such Limited Offering, shall disclose any such continuing investment to the Chief Compliance Officer if and when they should become involved in any subsequent consideration of an investment in the same issuer for the portfolio of any Client. In such case the decision to invest in the Securities of such an issuer shall be subject to the approval of the Chief Compliance Officer.

c.	The Chief Compliance Officer shall make written records of actions under this section.

5.	Copies of Brokerage Reports. All Access Persons that engage in a Personal Securities Transaction are required to have the executing broker send a duplicate copy of the confirmation of the transaction to the Chief Compliance Officer at the same time as it is provided to such person. In such event, the Access Person shall also direct such broker to provide duplicate copies of any periodic statements on any account maintained by such person to the Chief Compliance Officer. If a confirmation is not produced by an executing broker in connection with a Personal Securities Transaction, the Access Person shall provide other evidence of such transaction (e.g. a print out of the computer screen confirming a transaction involving shares issued by a Reportable Fund) to the Chief Compliance Officer.

6.	Waivers. An Access Person may also request prior approval of a Personal Securities Transaction which, on its face, would be prohibited by the limitations of Section III.E. Such person shall provide to the Chief Compliance Officer a description of the proposed transaction, including the name of the issuer, the title or type of the Security, the number of shares and the price per share or the principal amount of the transaction, and shall also provide a statement why the applicable limitation should be waived in the case of the proposed transaction. The Chief Compliance Officer shall, after investigation, determine that a waiver of the limitations otherwise applicable to the proposed transaction would, may, or would not be consistent with the purpose of this Code. Purchases and sales consistent with the Code shall include those which are only remotely potentially harmful to any Client, those which would be very unlikely to affect a highly institutional market, and those which clearly are not related economically to the securities to be purchased, sold or held by any Client.

7.	Excessive Trading. Access Persons are prohibited from engaging in a pattern of transactions in Securities which are excessively frequent so as to potentially: (i) impact their ability to carry out their assigned responsibilities, (ii) increase the possibility of actual or apparent conflicts, or (iii) violate any of the provisions of this Code or other applicable rules and regulations.

8.	Exclusion for Certain Trust Officers and Trustees, and Certain Directors of the Adviser.

a.	Notwithstanding the above, after notification by the Chief Compliance Officer,

i.	an officer or a Trustee of the Trust, who is not an employee of a Covered Entity, or

ii.	an Independent Trustee of the Trust, or

iii.	any Independent Counsel to the Independent Trustees of the Trust

shall not be subject to the requirements of this Section III.E. If any such person obtains information regarding the future purchase or sale of a Security by the Trust (or a recommendation of the Adviser pertaining to the future purchase or sale of a Security by the Trust) such person shall be subject to the requirements of Section III.E. as to such Security.

b.	Notwithstanding the above, directors of the Adviser who are not employees of the Adviser, even though they may be employees of an Affiliate of the Adviser, as well as Limited Access Persons will not be required to comply with the requirements of Section III. E. 1. 2., and 7. Such directors and Limited Access Persons will be required to comply with all other provisions of this Section III. E. If any such director or Limited Access Person obtain information regarding the future purchase or sale of a Security by a Client (or a recommendation of the Adviser pertaining to the future purchase or sale of a Security by a Client) such person shall be subject to all of the requirements of Section III.E. as to such Security.

F.	Obligation to Report Violations. Each Supervised Person is obligated to report violations of the Code to the Chief Compliance Officer. Retaliation in any way by an officer, director or employee of a Covered Entity for reporting potential violations of this Code shall be deemed to be a violation of the Code. Any Code violation can also be reported on the Confidential Ethics Line which is 1-877-215-1322.

IV.   REPORTING REQUIREMENTS.

A.	Initial and Annual Reports by Personnel. All Access Persons shall submit to the Chief Compliance Officer a report of all Securities beneficially owned by them at the time that they commence employment with the Covered Entity (or any affiliated company). This report shall be submitted to the Chief Compliance Officer within 10 calendar days of commencement of employment and the information must be current as of a date no more than 45 calendar days prior to the date the report was submitted. All Access Persons shall submit to the Chief Compliance Officer, within 30 calendar days of the end of each calendar year, a report of all Securities beneficially owned by them as of December 31 of each year or at such other date selected by the Chief Compliance Officer of the Adviser. The initial and annual security holdings report must include the following information:

1.	the title and type of the security (including the exchange ticker symbol or CUSIP number), number of shares, or principal amount of each Security in which the Access Person has any direct or indirect Beneficial Ownership;

2.	the name of the broker, dealer, or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person. The initial security holdings report should be as of the date the person became an Access Person; and

3.	the date the report is submitted by the Access Person.

B.	Quarterly Report. Not later than 30 calendar days after the end of each calendar quarter or such shorter time as directed by the compliance department, each Access Person shall submit a report (as shown in Exhibit A) which shall specify the following information with respect to transactions during the then ended calendar quarter in any Security in which such Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Security:

1.	the date of transaction, the name of the issuer, the title or type of Security (and as applicable the exchange ticker symbol or CUSIP number), the interest rate and maturity (if applicable), the number of shares, and the principal amount of each Security involved;

2.	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

3.	the price of the Security at which the transaction was effected;

4.	the name of the broker, dealer, or bank with or through whom the transaction was effected;

5.	the date that the report is submitted by the Access Person; and

6.	any account established in the quarter by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person.

If no transactions have occurred or no accounts have been established in the quarter, the report shall so indicate.

C.	Limitation on Reporting Requirements. Notwithstanding the provisions of Section IV.A. and B., no Access Person shall be required to make:

1.	a report with respect to transactions effected pursuant to an automatic investment plan; or

2.	a quarterly report, initial or annual holdings report, if such person is not an “interested person” of the Trust as defined in Section 2(a)(19) of the Investment Company Act, and would be required to make such a report solely by reason of being a trustee of the Trust, except where such trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Trust should have known, that during the 15 calendar day period immediately preceding or after the date of the transaction in a Security by the trustee, such Security was being purchased or sold by the Trust or such purchase or sale by the Trust was being considered by the Trust or the Adviser.

D.	Reports of Violations. In addition to the quarterly reports required under this section, each Access Person promptly shall report any transaction which is, or might appear to be, in violation of this Code. Such report shall be made to the Chief Compliance Officer. Retaliation in any way by an officer, trustee, director or employee of a Covered Entity for reporting potential violations of this Code shall be deemed to be an additional violation of the Code.

E.	Filing of Reports. All reports prepared pursuant to this section shall be filed with the person designated by the Chief Compliance Officer to review these materials.

F.	Quarterly Report by Adviser. Each calendar quarter, after the receipt of reports from Access Persons, the Chief Compliance Officer shall prepare a report which shall certify, to the best of his or her knowledge, that all persons required to file a report under Section IV.B. have complied with this Code for such prior quarter or, if unable to make such certification, shall describe in detail incomplete reports, violations or suspected violations of this Code.

G.	Dissemination of Reports. Any reports submitted pursuant to this section may be disseminated as may be reasonably necessary to accomplish the purposes of this Code.

V.   RECORDKEEPING REQUIREMENTS

A.	The Covered Entities must each at its principal place of business, maintain records in the manner and extent set out in this Section of the Code and must make available to the Securities and Exchange Commission (SEC) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

1.	A copy of the Code that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2.	A record of all written acknowledgements regarding receipt and review of the Code for each person who is currently, or within the past five years, was an Access Person.

3.	A record of any violation of the Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

4.	A copy of each report made by an Access Person as required, including any information provided in lieu of a quarterly transaction report, see Section IV.A, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

5.	A record of all persons, currently or within the past five years, who are or were required to make reports as deemed Access Persons, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

6.	A copy of each report defined in Section VI.B must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

B.	The Covered Entities must maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition of Limited Offering securities or to grant any waiver under this Code, for at least five years after the end of the fiscal year in which the approval is given.

VI.   FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OR TRUSTEES

A.	The Board of Directors or Board of Trustees of each Covered Entity as the case may be (the “Boards,” each a “Board”) must approve the Code and any material change to the Code. In the case of the Trust Board, a majority of the trustees who are not interested persons must approve the Code and material changes. The Boards must base approval of a Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by section III.C. Before approving the Code, the Boards must receive a certification from the Covered Entities that each has adopted procedures reasonably necessary to prevent Access Persons from violating its Code. The Boards must approve a material change to the Code no later than six months after adoption of the material change. The Covered Entities must each use reasonable diligence and institute procedures reasonably necessary to prevent violations of its Code.

B.	No less frequently than annually, each Covered Entity must furnish to the Trust Board a written report that:

1.	Describes any issues arising under the Code since the last report to such Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	Certifies that the Covered Entities have adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

C.	No less frequently than annually, the Adviser will furnish to the Board of the Trust a written report containing the information described in B. above relating to the Adviser.

VII.   ENFORCEMENT AND SANCTIONS.

A.	General. Any Access Person or Affiliated Person who is found to have violated any provision of this Code may be permanently dismissed, reduced in salary or position, temporarily suspended from employment, or sanctioned in such other manner as may be determined by the applicable Covered Entity Board in its discretion. If an alleged violator is not affiliated with a Covered Entity, the Chief Compliance Officer shall have the responsibility for enforcing this Code and determining appropriate sanctions. In determining sanctions to be imposed for violations of this Code, any factors deemed relevant, including but not limited to the following:

1.	the degree of willfulness of the violation;

2.	the severity of the violation;

3.	the extent, if any, to which the violator profited or benefited from the violation;

4.	the adverse effect, if any, of the violation on a Client;

5.	the market value and liquidity of the class of Securities involved in the violation;

6.	the prior violations of the Code, if any, by the violator;

7.	the circumstances of discovery of the violation; and

8.	if the violation involved the purchase or sale of Securities in violation of this Code, (a) the price at which the Client purchase or sale was made and (b) the violator’s justification for making the purchase or sale, including the violator’s tax situation, the extent of the appreciation or depreciation of the Securities involved, and the period the Securities have been held.

B.	Violations of Limits on Personal Securities Transaction (Section III.E.)

1.	At its election, a Covered Entity may choose to treat a transaction prohibited under Section III.E. of this Code as having been made for the account of a Client. Such an election may be made only by (i) in the case of the Trust, a majority vote of the trustees who are not Affiliated Persons of the Trust, and (ii) in the case of the Adviser and Securian, a majority vote of the directors. Notice of an election under this section shall not be effective unless given to the Chief Compliance Officer within 60 calendar days after the Covered Entity is notified of such transaction. In the event of a violation involving more than one Client, recovery shall be allocated between the affected Clients in proportion to the relative net asset values of the Client portfolios as of the date of the violation.

2.	If securities purchased in violation of Section III.E. of this Code have been sold in a bona fide sale, the Covered Entity shall be entitled to recover the profit made by the seller. If such securities are still owned by the seller, or have been disposed of by such seller other than by a bona fide sale at the time notice of election is given by the Covered Entity, the Covered Entity shall be entitled to recover from the seller the difference between the cost of such Securities to the violator and the fair market value of such Securities on the date the Covered Entity acquired such Securities. If the violation consists of a sale of Securities in violation of Section III.E. of this Code, the Covered Entity shall be entitled to recover from the violator the difference between the net sale price per share received by the violator and the net sale price per share received by the Covered Entity, multiplied by the number of shares sold by the violator. Each violation shall be treated individually and no offsetting or netting of violations shall be permitted. The sums due from a violator under this paragraph shall include sums due to a Covered Entity as a result of a violation by a member of the immediate family of such violator.

3.	Knowledge on the part of a trustee, director or officer of a Covered Entity who is an Affiliated Person of the Adviser of a transaction in violation of this Code shall not be deemed to be notice under Section VII.B.1.

4.	If a Covered Entity Board determines that a violation of this Code has caused financial detriment to a Client, the Adviser shall use its best efforts, including such legal action as may be required, to cause a person who has violated this Code to deliver to such Client such Securities, or to pay to the Client such sums, as the Covered Entity shall declare to be due under this section, provided that:

a.	the Adviser shall not be required to bring legal action if the amount reasonably recoverable would not be expected to exceed $2,500;

b.	In lieu of bringing a legal action against the violator, the Adviser may elect to pay to the Client such sums as the Client shall declare to be due under this section; and

c.	the Adviser shall have no obligation to bring any legal action if the violator was not an Affiliated Person of a Covered Entity.

C.	Rights of Alleged Violator. A person charged with a violation of this Code shall be informed of the violation in writing and shall have the opportunity to appear before the applicable Board (or such Board’s designees) as may have authority to impose sanctions pursuant to this Code, at which time such person shall have the opportunity, orally or in writing, to deny any and all charges, set forth mitigating circumstances, and set forth reasons why the sanctions for any violations should not be severe.

D.	Delegation of Duties. Each Covered Entity Board may delegate its enforcement duties under this section to such officers of any Covered Entity, such as the Chief Compliance Officer, and with such authority as such Board deems appropriate and by adopting this Code such Covered Entities’ Boards have delegated its enforcement duties under this Code to the Chief Compliance Officer who shall undertake the enforcement duties under this Code. If the proposed sanction involves a material penalty, the Chief Compliance Officer shall consult with the Board of the Adviser in making this determination for any Access Person covered by this Code.

E.	Non-exclusivity of Sanctions. The imposition of sanctions hereunder by one Covered Entity Board will not preclude the imposition of additional sanctions by the Board of another Covered Entity and shall not be deemed a waiver of any rights by the Clients.

VIII.   MISCELLANEOUS PROVISIONS.

A.	Identification of Access Persons. The Adviser shall, on behalf of the Covered Entities, identify all Access Persons who are under a duty to make reports under Section IV and shall inform such persons of such duty.

B.	Maintenance of Records. The Adviser shall, on behalf of the Covered Entities, maintain and make available records as required by Rule 17j-1(d).

C.	Annual Certification of Compliance. All Access Persons shall sign a certificate to be presented to the Adviser upon the start of their employment with a Covered Entity and at least annually thereafter certifying that they have read and understood this Code and any amendments to the Code and acknowledging that they are subject to the terms of the Code. The certificate shall additionally provide that such person has disclosed or reported all Personal Securities Transactions required to be disclosed or reported pursuant to the provisions of this Code.

D.	Service as Director. An Access Person may not serve as a director of a publicly traded company without the prior consent of the Chief Compliance Officer. Service as a director of a publicly traded company shall not be given by the Chief Compliance Officer if the publicly traded company is a Client holding at the time of the approval. The Chief Compliance Officer shall not provide such authorization unless he or she finds that such board service would be consistent with the interests of the Covered Entities and Clients. Should any person receive such authorization, any investment by a Client in the securities of any such publicly traded company while such person is serving as a director shall be previously approved by the Chief Compliance Officer. Notwithstanding the foregoing, service as a director of a portfolio holding in the Securian AM Strategic Dividend Income Fund is prohibited.

E.	Effective Date. The effective date of this Code shall be January 1, 2019.